Exhibit 99.1

Corporate

Investor Relations

Conceptus

Lippert/Heilshorn & Associates

Gregory Lichtwardt, CFO

Kim Sutton Golodetz

(650) 962-4039

(212) 838-3777

glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Public Relations
(650) 962-4126
publicrelations@conceptus.com

CONCEPTUS REPORTS 54% INCREASE IN FOURTH QUARTER

NET SALES

Generates Non-GAAP EPS of $0.21 and Record Physician Metrics

Introduces 2009 Financial Guidance

MOUNTAIN VIEW, Calif. (February 17, 2009) — Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the first and only proven non-incisional permanent birth control method available, today announced financial results for the three and 12 months ended December 31, 2008.

Net sales for the fourth quarter of 2008 were $28.5 million, up 54% compared with net sales of $18.6 million for the fourth quarter of 2008. These results were below the Company’s net sales guidance of $29.5 to $30.5 million issued on October 29, 2008, and were primarily attributable to an increase in the value of the U.S. dollar in the fourth quarter as compared to recent prior quarters.  The Company reported net income in the fourth quarter of 2008 of $4.9 million, or $0.16 per fully diluted share, compared with a net loss in the same period of 2007 of $(2.8) million, or $(0.09) per share. These results were also below the Company’s net income guidance of $5.0 million to $5.5 million issued in October, due to lower-than-expected net sales.  Non-GAAP net income was $6.5 million, or $0.21 per fully diluted share, compared with a non-GAAP net loss of $(0.7) million, or $(0.02) per share in the prior year fourth quarter.

Compared with the prior year fourth quarter, domestic sales of the Essure system increased 28% to $22.6 million. International sales increased 537% over the fourth quarter of 2007 to $5.9 million in part due to the recognition of international sales at higher end-user pricing following the acquisition in January 2008 of Conceptus SAS. Domestic sales growth reflects continued increases in the numbers of physicians entering and completing training and of certified physicians performing the Essure procedure in-office, which is the highest utilization setting.  During the fourth quarter of 2008, the Company entered 618 physicians into preceptorship, certified 659 physicians and transitioned 500 physicians to performing procedures in the office setting.  Domestic procedures performed at minimal anesthesia sites of service represented 59% of net sales for the fourth quarter of 2008, compared with 55% in the immediately preceding quarter and 46% in the fourth quarter of 2007.

Gross profit for the fourth quarter of 2008 was $22.6 million or 79% of net sales, compared with gross profit of $14.1 million or 76% of net sales for the fourth quarter of 2007.  Gross margin declined in the fourth quarter of 2008 compared with the immediately preceding quarter primarily due to foreign currency fluctuations.  Total operating expenses for the fourth quarter of 2008 were $17.7 million, up slightly from $17.6 million for the fourth quarter of 2007.

Cash, cash equivalents, and short term investments were $54.7 million as of December 31, 2008, an increase of $30.9 million from September 30, 2008. The Company borrowed $30.0 million under a no net cost loan with UBS in connection with the settlement underlying the auction rate securities currently held.  This net cash increase compares with net cash usage of $0.4 million in the fourth quarter of 2007.

For the 12 months ended December 31, 2008, the Company reported net sales of $102.0 million, up 58% over 2007 nets sales of $64.4 million. The net loss for 2008 decreased to $(0.1) million, or $(0.00) per share, from a net loss for 2007 of $(11.6) million, or $(0.39) per share. Non-GAAP earnings per fully diluted share for 2008 increased to $0.23, from a net loss per share of $(0.15) in 2007.

“We are pleased to report strong top-line growth despite the continued weakening of global economic conditions in the fourth quarter,” said Mr. Sieczkarek, president and chief executive officer of Conceptus.  “We again experienced record numbers in all physician metrics and believe that we are well positioned for future sales growth.  The strong profitability of the Company in the fourth quarter drove us to near-breakeven for the year and bodes well for future long-term profitability, especially on a cash earnings basis.”

Outlook for 2009

Conceptus issued guidance for the 2009 first quarter and fiscal year as follows:

•                  The Company expects net sales for 2009 to be $125.0 million to $135.0 million, up between 23% and 32%, compared with 2008 net sales of $102.0 million.

•                  The Company expects GAAP earnings per fully diluted share in the range of $0.13 to $0.32 and non-GAAP earnings per fully diluted share in the range of $0.48 to $0.67 for the year, based on weighted average shares outstanding of 32.2 million.

•                  Conceptus anticipates first quarter 2009 net sales to be in the range of $26.0 million to $27.0 million. GAAP earnings per fully diluted share are expected in the range of a loss of ($0.15) to ($0.18) and non-GAAP earnings per fully diluted share are expected to be in the range of a loss of ($0.06) to ($0.09), based on weighted average shares outstanding of 30.6 million.

“In developing our 2009 guidance we wanted to reflect an appropriate amount of conservatism in view of current economic conditions, a stronger U.S. dollar, resetting of insurance deductibles in the first quarter and the potential for competition entering the market,” commented Mr. Sieczkarek. “In order to account for all these variables, we have widened our net sales guidance range.  However, we have some very strong sales and awareness initiatives planned for this year and are optimistic about their potential impact.”

These statements are only effective as of the date of this press release and Conceptus undertakes no duty to publicly revise or update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Use of Non-GAAP Financial Measures

The Company has supplemented its reported GAAP financial information with a non-GAAP measure of net income that excludes stock-based compensation expense, amortization of intangible assets and amortization of debt issuance costs. For 2009, non-GAAP measure of net income also excludes non-cash interest expense upon the adoption of FASB Staff Position No. APB 14-1. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the Company’s business operations, facilitates a better comparison of results for current periods with the Company’s previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. A reconciliation of the non-GAAP net income (loss) to GAAP net income (loss), the most directly comparable GAAP measure, is provided on the attached schedule.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation of the non-GAAP financial measure provided in the attached schedule.

Conference Call

Management will host an investment-community conference call beginning at 4:30 p.m. Eastern time today to discuss these results and to answer questions.  To participate in the live call by telephone, please dial (888) 803-8296 from the U.S., or (706) 634-1250 from outside the U.S.  Individuals interested in listening to the live conference call via the Internet may do so by logging onto the Company’s website, www.conceptus.com.  A replay of this conference call will be available on the website for 14 days.

A telephone replay of this conference call will be available from 6:30 p.m. Eastern time February 17, 2009 through 11:59 p.m. Eastern time February 19, 2008 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 85326349.

About the Essure® Procedure

The Essure® procedure is a permanent birth control method that can be done in the comfort of a physician’s office in about 13 minutes (average hysteroscopic procedure time) without hormones, cutting, burning or the risks associated with general anesthesia or tubal ligation. Small, flexible micro-inserts are placed in the woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body forms a natural barrier around the micro-inserts to prevent sperm from reaching the egg. Essure is 99.8 percent effective (based on four years of follow-up) with zero pregnancies reported in clinical trials.

Three months after the Essure procedure, a doctor performs an Essure Confirmation Test to confirm that the fallopian tubes are fully blocked and that the patient can rely on Essure for permanent birth control with full confidence. Essure was FDA-approved in 2002 and more than 250,000 women worldwide have undergone the Essure procedure.

Essure and Conceptus® are registered trademarks of Conceptus Inc.

About Conceptus, Inc.

Conceptus, Inc. (NASDAQ: CPTS), is a leader in the design, development and marketing of innovative solutions in women’s healthcare. The Mountain View, Calif.-based company manufactures and markets Essure permanent birth control. The Essure procedure is available in the United States, Europe, Australia, New Zealand, Canada, Mexico, Central and South America and the Middle East.

Please visit www.essure.com for more information on the Essure procedure.  Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area. Information about Conceptus is available at www.conceptus.com.

©2008.  All rights reserved.  Conceptus and Essure are registered trademarks and your Family is Complete your Choice is Clear is a service mark of Conceptus Inc.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding profitability and sales growth, financial guidance, growth in physician metrics, performance of Essure in the office setting and the use of non-GAAP financial measures and other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, recessionary pressures, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

(Tables to Follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net sales	$28,525	$18,563	$101,977	$64,442

Cost of goods sold	5,919	4,422	21,650	16,682

Gross profit	22,606	14,141	80,327	47,760

Operating expenses:
Research and development	1,602	1,659	6,788	5,875
Selling, general and administrative	16,139	15,986	72,685	56,084

Total operating expenses	17,741	17,645	79,473	61,959

Operating income (loss)	4,865	(3,504)	854	(14,199)

Interest and other income (expense), net	(241)	747	(961)	2,567

Income (loss) before provision for income taxes	4,624	(2,757)	(107)	(11,632)

Provision (benefit) for income taxes	(305)	—	(24)	—

Net income (loss)	$4,929	$(2,757)	$(83)	$(11,632)

Basic net income (loss) per share	$0.16	$(0.09)	$(0.00)	$(0.39)
Diluted net income (loss) per share	$0.16	$(0.09)	$(0.00)	$(0.39)

Weighted average common shares used in calculation
Basic	30,362	29,634	30,216	29,463
Diluted	30,874	29,634	30,216	29,463

-more-

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2008	December 31, 2007

Cash, cash equivalents and short-term investments	$54,720	$45,150

Accounts receivable, net	14,377	11,903

Inventories, net	3,829	2,418

Other current assets	9,095	3,271

Total current assets	82,021	62,742

Property and equipment, net	8,635	5,312

Intangible assets and debt issuance costs, net	7,222	3,719

Long-term investments and put option	48,321	48,800

Goodwill	17,105	—

Other assets	401	102

Total assets	$163,705	$120,675

Total liabilities	133,259	98,748

Common stock and additional paid in capital	266,576	257,176

Other comprehensive loss	(798)	—

Accumulated deficit	(235,332)	(235,249)

Total stockholders’ equity	30,446	21,927

Total liabilities and stockholders’ equity	$163,705	$120,675

-more-

Conceptus, Inc.

Reconciliation of Reported Net Income (loss) and Earnings Per Share to Non-GAAP Net Income (loss) and Earnings Per Share

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net income (loss), as reported	$4,929	$(2,757)	$(83)	$(11,632)

Adjustments to net income (loss):
Amortization of intangibles (a)	191	50	782	185
Stock-based compensation (b)	1,253	1,822	5,667	6,493
Amortization of debt issuance costs (c)	154	155	619	542
Adjustments to net income (loss)	1,598	2,027	7,068	7,220

Non-GAAP net income (loss)	$6,527	$(730)	$6,985	$(4,412)

Earnings per share, as reported
Basic	$0.16	$(0.09)	$(0.00)	$(0.39)
Diluted	$0.16	$(0.09)	$(0.00)	$(0.39)

Non-GAAP earnings per share
Basic	$0.21	$(0.02)	$0.23	$(0.15)
Diluted	$0.21	$(0.02)	$0.23	$(0.15)

Weighted average common shares used in calculation
Basic	30,362	29,634	30,216	29,463
Diluted	30,874	29,634	31,034	29,463

(a) Consists of amortization of intangible assets, primarily licenses and customer relationships
(b) Consists of stock-based compensation in accordance with SFAS 123(R)
(c) Consists of amortization of debt issuance costs

Conceptus, Inc.

Reconciliation of Forward-Looking Guidance For Non-GAAP Financial Measures

To Projected GAAP EPS

	Three Months Ended		Twelve Months Ended
	March 31, 2009		December 31, 2009
	From	To	From	To

GAAP Guidance	$(0.15)	$(0.18)	$0.13	$0.32

Estimated Non-GAAP Guidance
Amortization of intangibles	$0.01	$0.01	$0.02	$0.02
Stock-based compensation	$0.04	$0.04	$0.18	$0.18
Amortization of non-cash items for convertible note	$0.04	$0.04	$0.15	$0.15
Total Non-GAAP Adjustments	$0.09	$0.09	$0.35	$0.35

Non-GAAP Guidance	$(0.06)	$(0.09)	$0.48	$0.67